INVESTMENT MANAGEMENT

Reliable Partner | Reliable Investing®

(d)(2)(A)(i)

September 1, 2021

BlackRock Financial Management, Inc.

40 East 52nd Street

New York, NY 10022

Attention: General Counsel, U.S. Funds

Dear Sir or Madam:

Pursuant to the Sub-Advisory Agreement, effective as of May 1, 2017 (the "Agreement"), among Voya Investors Trust, Voya Investments, LLC, and BlackRock Financial Management, Inc., we hereby notify you of our intention to modify the annual sub-advisory fee rate for VY® BlackRock Inflation Protected Bond Portfolio (the "Portfolio"), effective on September 1, 2021, upon all of the terms and conditions set forth in the Agreement.

Upon your acceptance, the Agreement will be modified to give effect to the foregoing by amending Schedule A of the Agreement. The Amended Schedule A, which indicates the annual sub-advisory fee rate for the Portfolio, is attached hereto.

Please signify your acceptance to the modified sub-advisory fee rate for the Portfolio by signing below where indicated.

Very sincerely,

By: /s/ Todd Modic___________

Todd Modic

Senior Vice President

Voya Investments, LLC

ACCEPTED AND AGREED TO:

BlackRock Financial Management, Inc.

By: /s/ Melissa Buccilli_________

Name: Melissa Buccilli___________

Title: Director__________________

AMENDED SCHEDULE A

COMPENSATION FOR SERVICES TO SERIES

For the services provided by BlackRock Financial Management, Inc. ("Sub-Adviser") to the following Series of Voya Investors Trust, pursuant to the attached Sub-Advisory Agreement ("Agreement"), the Adviser will pay the Sub-Adviser a fee, computed daily and payable monthly, based on the average daily net assets of the Series at the following annual rates of the average daily net assets of the Series:

SERIES	Rate
VY® BlackRock Inflation Protected Bond	0.08% on first $500 million
Portfolio	0.05% thereafter

If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion that such period bears to the full month in which such effectiveness or termination occurs.

(Change to Breakpoints)-2111F.docx